Exhibit 10.7

ANNUAL INCENTIVE PLAN FISCAL YEAR 2010

PROGRAM DESCRIPTION

Purpose

The objective of the Annual Incentive Plan (the “AIP”) is to advance the interests of Sara Lee Corporation (“SLC”) by:

a)	Rewarding financial performance that contributes to increased shareholder value;

b)	Measuring the effectiveness of SLC operating performance and capital management;

c)	Continuing to provide significant rewards for exceptional performance.

Incentive Opportunity & Performance Objectives

Attachment 1 shows the FY10 AIP Target and Maximum payout levels at the various salary grades.

The following applies to the Plan goals:

•

Financial objectives are established at the beginning of the Incentive Plan Year. The financial objectives for Corporate Staff Participants and the Plan parameters applicable to all Plan Participants are approved by the Compensation and Employee Benefits Committee of the SLC Board of Directors (“the Committee”).

•

Business Segment executive management will develop the financial objectives within their respective business. The SLC Chief Executive Officer (CEO) will approve the Business Segment financial objectives for each business.

•	The FY10 Performance Measures are:

•	Operating Income/Profit – (Operating Income will be used for Corporate Staff positions) 55% of Target Bonus Opportunity

•	The permissible spread is 40% - 65%

•	If Gross Profit is added, the standard weighting will be 20% for Gross Profit and 35% for Operating Profit (the permissible spread for Gross Profit is 0% - 30%)

•	Sales – 25% of Target Bonus Opportunity

•	The permissible spread is 15% - 35%

•	Cash Flow – (Free Cash Flow for Corporate Staff positions; Operating Cash Flow for Business Segment positions) 20% of Target Bonus Opportunity

•	The permissible spread is 10% - 30%

•

In FY10, business segment CEOs will continue to have a range of flexibility to approve different weightings of the financial Performance Measures to allow better alignment and line of sight to those measures with certain employees’ responsibilities, e.g. executives in a Sales function may have an increased weighting of the Sales Performance Measure and a reduced weighting of the Cash Flow Performance Measure. However, there is no flexibility to change any of the Plan Financial Performance Measures. So, for example, Cash Flow cannot be replaced by Continuous Improvement Initiatives (see attachment 2 for Performance Measure definitions).

•

When expressed as a percentage of Target bonus opportunity, the weighting of each performance measure is approximately the same for each salary grade. A summary of FY10 Performance Measures and the corresponding incentive opportunities for Participants are shown in Attachment 3. If business segment CEOs approve different weightings within their groups, multiply the target annual incentive opportunity by the revised weightings to determine the weighting of each performance measure.

•

Financial performance within a business segment may be measured at different levels, ranging from a geographic or customer level, or a business unit/division level, to the total business segment level. Business segment CEOs are responsible for setting guidelines regarding the assignment of appropriate levels for performance measurement for the functions within their business segment. Business segment CEOs are also responsible for setting guidelines for split weightings within their segments.

•

When an employee reporting into a single business segment also supports another business segment, a split weighting between the two business segments may be applied. The business segment CEO managing the employee is responsible for determining the appropriate split after consulting with the CEO of the other supported business.

•

As a general rule, corporate and enterprise-wide employees should be assigned financial performance measures at the total Sara Lee Corporation (SLC) level. However, corporate and enterprise-wide employees who primarily support a specific business segment may financial performance measures split between SLC and the business segment. Splits for these employees will be determined by the corporate function leader, working in conjunction with his or her HR and Compensation business partners, and consulting with the leaders of the business segments supported.

•	Whether within or across business segments, split weightings should only be applied to employees who dedicate a majority of their resources/time to directly supporting another business entity.

•	Maximum payout opportunity is approximately 150% of Target opportunity and may deviate slightly in some salary grades due to rounding.

Performance Period

All objectives are measured over a one-year performance period, i.e. the Incentive Plan Year which is June 28, 2009 to July 3, 2010.

Performance Level Definitions

Threshold performance for each of the financial measures is typically defined as the prior year actual result for each measure. (This definition does not, however, apply to the Cash Flow performance measure. Cash Flow performance levels will be set based upon an independent assessment of factors such as planned capital expenditures for the fiscal year.) The Level 2 - Below Target performance level (62.5% of Target bonus) is the midpoint between the Threshold and Target performance levels.

Similarly, the Level 4 - Above Target performance level (125% of Target bonus) is the midpoint between the Target and Maximum performance levels.

Level 5 - Maximum – An unusually high level of performance far exceeding targeted performance requiring significant “stretch” to achieve.

Level 4 - Above Target – A high level of performance exceeding targeted performance requiring “stretch” to achieve.

Level 3 - Target –Target level of performance typically equivalent to the Annual Operating Plan (“AOP”).

Level 2 - Below Target – The level of performance at which attainment of goals is below the Target level but above the Threshold level, mid-way between Threshold and Target.

Level 1 - Threshold – Performance that just achieves an acceptable level of results warranting incentive recognition.

Incentive Award Payout Levels

The following table is to be used in setting the performance goals at the various payout levels.

Performance Measure

Performance Level	Performance Goal (Operating Profit )	Performance Goal (Sales)	Payout Level as a % of Target Bonus
Level 5 – Maximum	110% of Target	105% of Target	150%
Level 4 – Above Target	105% of Target	102.5% of Target	125%
Level 3 – Target	Target	100% of Target	100%
Level 2 – Below Target	Midpoint between Threshold and Target	Midpoint between Threshold and Target	62.5%
Level 1 – Threshold (1)	FY09 Actual	FY09 Actual	25%

Cash Flow goals for FY10 are based upon analyses completed by Financial Planning and Analysis and approved by the Chief Financial Officer and the Committee.

Attachment 4 graphically displays the payout curve for all three performance measures.

Straight-line interpolation is used for calculating results between performance levels.

(1)

Business segment leaders are expected to use appropriate discretion in applying the revised Threshold definition in practice. For example, for business segments with low growth targets (prior year results are above or equal to the Incentive Plan Year’s Target, or are greater than 90% of Target), business segment leaders should consider setting the Threshold at 90% of Target, or an alternatively appropriate level. Similar discretion should be used in setting the Maximum performance level. If, for example, business conditions have changed significantly since the formulation of the FY10 AOP, and 10% improvement no longer provides an appropriate level of stretch, or if a 10% performance improvement reflects too narrow a range of improvement relative to incremental payout, then business segment CEOs and CFOs should work with their Compensation business partner to set appropriate Maximum targets.

Incentive Award Payments

Incentive award payments are distributed after the Incentive Plan Year results have been publicly announced and the individual awards requiring the review and approval of the Committee have been approved at its August, 2010 meeting. Generally, a Participant must be an employee on the last day of the fiscal year in order to be eligible to receive any incentive award.

Administrative Provisions

The Committee and the Chief Executive Officer of SLC, whose decisions are final, shall administer the Plan jointly. The Executive Vice President Human Resources and Chief Financial Officer will be responsible for the administrative procedures governing the Plan, including ensuring the existence of approved Performance Measures and Goals and the presentation of the performance results under the Plan to the Committee for its approval. The following administrative procedures shall govern:

a)	The Committee will approve individual incentive awards for all corporate officers and those executives in salary grade 38 and above. The Chief Executive Officer and her direct reports may approve all other incentive awards.

b)	Incentive awards may be made in cash, stock or any combination of cash and stock as permitted under the 1998 and 2002 Long-Term Incentive Stock Plans. Any awards earned under the FY10 AIP will be paid in cash. Participants paid in the U.S. and subject to taxation in the U.S. may elect to defer part or all of their incentive awards pursuant to the terms and conditions of the SLC Executive Deferred Compensation Plan.

c)	A new Participant who begins participation during the Incentive Plan Year may be eligible for a pro-rata incentive award from the date of entry into the Plan. Typically, a new Participant should have been actively employed in a bonus-eligible role for at least one calendar quarter of the Incentive Plan Year in order to receive consideration for a pro-rata incentive award.

d)	In the case of death, total disability, or retirement under a SLC retirement plan during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a pro-rata incentive award based upon the Participant’s period of active service during the Incentive Plan Year and an assessment of all actual performance measures. The award will be distributed at the same time as those of active Participants.

e)	A Participant who is involuntarily terminated and who subsequently receives severance pay under a SLC severance plan may be eligible for a pro-rata incentive award. Management will determine the amount of any pro-rata incentive award based upon the facts and circumstances related to the Participant’s termination as well as the amount of time the Participant was actively employed during the Incentive Plan Year and an assessment of all actual performance measures.

f)	Unless otherwise approved by the Chief Executive Officer of SLC, any Participant who resigns and accepts alternative, full time employment or is involuntarily terminated and does not receive severance pay, regardless of the Participant’s eligibility for retirement status, during the Incentive Plan Year will not be entitled to any incentive award attributable to the Incentive Plan Year.

g)	Notwithstanding anything contained in this document to the contrary, a Participant may be entitled to receive either an increased or reduced incentive award payment, or no incentive award payment whatsoever, attributable to the Incentive Plan Year upon the occurrence of any of the following events:

(A) If any Participant engages in any activity contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationships(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors of the Company which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the 1998 and 2002 Long-Term Incentive Stock Plan), then the Participant will not be entitled to any incentive award attributable to the Incentive Plan Year.

(B) This paragraph (g)(B) applies only to those Participants who are “officers” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 during the Incentive Plan Year and who participate in any SLC Executive Management Long-Term Incentive Program (each such Participant, an “Officer Participant”). If an Officer Participant receives an incentive award payment that was predicated upon the Company achieving certain Performance Measures (the “Original Payout”) and, within two years after the date of such Original Payout, the Company restates its financial statements due to material noncompliance with the financial reporting requirements under the securities laws (such restated financial statements, the “Restated Financials”), then the amount of the incentive award payment for such Officer Participant shall be recalculated based on the Restated Financials (such recalculated amount, the “Restated Amount”). If the Original Payout is greater than the Restated Amount, then the Company shall be entitled to recoup from such Officer Participant, and such Officer Participant shall pay to the Company, in cash, an amount equal to (1) the Original Payout, less (2) the Restated Amount. If the Restated Amount is greater than the Original Payout, then the Company shall pay to the Officer Participant an amount equal to (i) the Restated Amount, less (ii) the Original Payout. Any such payment or recoupment shall be due and payable within 90 days after the date on which the Company files the Restated Financials with the Securities and Exchange Commission. If an Officer Participant elected to defer part or all of their Original Payout pursuant to the SLC Executive Deferred Compensation Plan, then the Officer Participant’s account under the Plan automatically shall be credited or charged so that the amount deferred in connection with such incentive award payment equals the Restated Amount. No interest will be due to or paid by the Company or you to the other with respect to any true up payment. Notwithstanding the foregoing, the Committee may determine, in its discretion and based on the circumstances leading to the filing of the Restated Financials, that recoupment or payment under this paragraph (g)(B) of the Restated Amount is not practical and may elect to forego the application of this paragraph (g)(B).

h)	Any Participant who is employed as of the end of the Incentive Plan Year shall be entitled to receive an incentive award regardless of whether the Participant resigns or is terminated between the end of the Incentive Plan Year and the date the incentive awards are distributed.

i)	Performance results under the Plan will be measured in accordance with the Definitions in Attachment 2.

j)	SLC reserves the right to offset any funds from any incentive award due a terminating or terminated Participant to which SLC has a “claim of right.”

k)	Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by SLC that any Participant will continue to receive an incentive award or will continue as a Participant in the Plan.

l)	The Committee reserves the right to amend, modify, interpret or terminate the Plan or awards to be paid under the Plan at any time for any reason.

m)	The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:

1)	Any actions affecting the Chief Executive Officer, and other elected officers of SLC,

2)	Approval of corporate Financial standards of Performance and certification of performance results relative to such standards following the end of the Incentive Plan Year,

3)	Approval of any substantive changes or amendments to the Plan.

Attachment 1

SARA LEE CORPORATION

FY10 ANNUAL INCENTIVE PLAN

TARGETS AND MAXIMUMS

Salary Grades	Target - %’s Of Salary	Maxium - %’s Of Salary
50	200%	300%
49	200%	300%
48	165%	250%
47	160%	240%
46	150%	225%
45	145%	220%
44	135%	205%
43	130%	195%
42	125%	190%
41	125%	190%
40	120%	180%
39	120%	180%
38	115%	175%
37	115%	175%
36	115%	175%
35	95%	145%
34	75%	115%
33	65%	100%
32	55%	85%
31	45%	70%
30	40%	60%
29	30%	45%
28	30%	45%
27	15%	22%
26	15%	22%
25	15%	22%
24	7.5%	11%
23	7.5%	11%
22	7.5%	11%

Attachment 2

Definitions

a)	Base Salary means base salary earned or actually paid (dependent upon the practice of the business unit) to the Participant during the Incentive Plan Year disregarding any deferral elections, premiums, expatriate allowances, expense reimbursements, commissions, other incentives, severance or termination pay, lump sum merit awards, retention awards, payments from deferred compensation arrangements and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

b)	Board means the SLC Board of Directors.

c)	Business Segment means one of the following Sara Lee business units, i.e. Fresh Bakery, North America Retail, Foodservice, International Beverage, International Bakery and International Household & Body Care.

d)	Committee is the Compensation and Employee Benefits Committee of the Board.

e)	Division means an operating profit center of SLC.

f)	Exclusions mean the automatic exclusion of “Significant Items” from relevant financial data for purposes of measuring performance (subject to the Committee’s use of negative discretion).

g)	Free Cash Flow shall be measured using actual currency rates and is defined as Net Cash from Operating Activities, plus Tobacco Divestiture Proceeds, less Capital Expenditures, with the following exceptions:

1.	Cash Flow of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Cash Flow of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

h)	Gross Profit means Net Sales less Cost of Sales.

i)	Incentive Plan Year is the same as Sara Lee’s 2010 fiscal year beginning on June 28, 2009 and ending July 3, 2010.

j)	Net Sales means net outside sales, as shown on Line 5 of the EO-200 income statement, with the following adjustment(s):

1.	Actual Net Sales shall be measured using plan currency rates

2.	Net Sales of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Net Sales of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

4.	Net sales of live hogs, which were not included in the FY10 AOP or sales target, will be excluded when measuring actual sales results.

k)	Operating Cash Flow means cash flow as calculated in the EO-600 – cash flow statement, using FY10 peg currency rates, with the following exceptions:

1.	Operating Cash Flow of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Cash Flow of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

l)	Operating Income means pre-tax income, before interest, and tobacco proceeds, with the following adjustment(s):

1.	Actual Operating Income shall be measured using plan currency rates

2.	Operating Income of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Operating Income of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

m)	Operating Profit means Line 16 of the EO-200 income statement, using FY10 peg currency rates, with the following exceptions:

1.	Operating Profit of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Profit of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

n)	Participant means a Sara Lee employee in salary grades 22 through and including 50. (Employees in grades 22 through 27 eligible for Sales Incentive Plans are excluded from the Plan.)

o)	Significant Items mean those items that are reported by the Corporation in its Annual Report table entitled “Impact of Significant Items on Income from Continuing Operations and Net Income” and meet the Controller’s criteria for materiality.

p)	Total Disability is as defined under the SLC Long-Term Disability Plan or the specific Sara Lee sponsored disability plan under which the Participant is covered.

Attachment 3

SARA LEE CORPORATION

FY10 ANNUAL INCENTIVE PLAN

PERFORMANCE MEASURES AND WEIGHTINGS

	Performance Measures as a % of Target Annual Incentive Opportunity
	Operating/ Profit Income (1)	Sales	Cash Flow	Target Annual Incentive Opportunity
	55%	25%	20%	100%
Salary Grades
50	110%	50%	40%	200%
49	110%	50%	40%	200%
48	90%	40%	35%	165%
47	87%	40%	33%	160%
46	80%	40%	30%	150%
45	80%	35%	30%	145%
44	76%	32%	27%	135%
43	72%	32%	26%	130%
42	69%	31%	25%	125%
41	69%	31%	25%	125%
40	66%	30%	24%	120%
39	66%	30%	24%	120%
38	63%	30%	22%	115%
37	63%	30%	22%	115%
36	63%	30%	22%	115%
35	52%	23%	20%	95%
34	40%	20%	15%	75%
33	35%	17%	13%	65%
32	31%	13%	11%	55%
31	25%	11%	9%	45%
30	22%	10%	8%	40%
29	16%	8%	6%	30%
28	16%	8%	6%	30%
27	8%	4%	3%	15%
26	8%	4%	3%	15%
25	8%	4%	3%	15%
24	4%	2%	1.5%	7.5%
23	4%	2%	1.5%	7.5%
22	4%	2%	1.5%	7.5%

(1)	In some cases Operating Income may be a combination of Operating Profit and Gross Profit

Attachment 4

FY10 AIP Payout Curve for All Performance Measures